UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 2, 2016

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

300 Brickstone Square, Suite 201

Andover, MA 01810

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 662-5245

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 1.01.

Item 2.01:	Completion of Acquisition or Distribution of Assets

On August 2, 2016, Sycamore Networks, Inc. (“Sycamore”), in connection with the continuation of the completion of the liquidation of all of its remaining property and assets in accordance with the previously adopted Plan of Complete Liquidation and Dissolution (the “Dissolution”), completed the sale of all of its equity shares of Tejas Networks Limited, an Indian private company (“Tejas”), to Samena Spectrum Co, a company incorporated under the laws of Mauritius (“Buyer”), pursuant to a Share Purchase Agreement dated as of August 2, 2016 (the “Purchase Agreement”) for an aggregate purchase price of $3.5 million. Sycamore received net proceeds of approximately $3.27 million after deduction of Indian withholding and stamp duty taxes in the transaction. The Purchase Agreement contains certain representations and warranties, covenants and agreements of each of Sycamore and Buyer, including a covenant of Sycamore not to adopt a resolution authorizing the completion of the liquidation of Sycamore’s assets and the making of a final liquidating distribution to Sycamore’s stockholders in accordance with the General Corporation Law of the State of Delaware prior to the expiration of the 90th calendar day following August 2, 2016, the closing date under the Purchase Agreement.

Certain of the representations and warranties of each of Sycamore and Buyer contained in the Purchase Agreement, including with respect to Sycamore’s authority to consummate the transactions contemplated by the Purchase Agreement, its title to the Tejas shares and its ability to execute, deliver and perform the Purchase Agreement consistent with the terms and conditions of the previously adopted Plan of Complete Liquidation and Dissolution, survive the closing through January 29, 2017. However, if the board of directors of Sycamore adopts a resolution on or after November 1, 2016 authorizing the completion of the liquidation of Sycamore’s assets and the making of a final liquidating distribution to Sycamore’s stockholders in accordance with the General Corporation Law of the State of Delaware, Sycamore’s representations and warranties that survived the closing will expire on the date immediately preceding the date of such resolution and Sycamore will be free to complete its liquidation and dissolution at that time. All other representations and warranties contained in the Purchase Agreement expired at the closing. Each of Sycamore and Buyer has agreed to indemnify and hold harmless the other party against any and all claims, losses and other expenses incurred as a result of any breach of such first party’s representations and warranties contained in the Purchase Agreement that survived the closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Pro Forma Impact of Disposition of Tejas Shares

As reported in Sycamore’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016, the board of directors of Sycamore previously determined that it could not reasonably provide an estimate of the net realizable value of its Tejas investment. Accordingly, Sycamore assigned no value to the Tejas shares for the purposes of its Statement of Net Assets included in such Quarterly Report, which reflected that as of April 30, 2016, Sycamore’s cash and cash equivalents were $3.99 million, its net assets in liquidation were $0.75 million and its net assets in liquidation per share were $0.03. If the sale of the Tejas shares pursuant to the Purchase Agreement had closed on or prior to April 30, 2016, then as of April 30, 2016, Sycamore’s cash and cash equivalents would have been $7.26 million, its net assets in liquidation would have been $4.02 million and its net assets in liquidation per share would have been $0.14. The foregoing amounts of Sycamore’s pro forma net assets in liquidation and net assets in liquidation per share as of April 30, 2016 do not reflect any pro forma adjustments to Sycamore’s liabilities as of April 30, 2016, including its reserve for estimated costs during the Dissolution period, which assumed that the Dissolution period would continue until March 7, 2018. As a result of the disposition of the Tejas shares, Sycamore is currently evaluating potential decreases in such liabilities that might result if the Dissolution period concludes prior to March 7, 2018 and will update such estimates in its next periodic report.

Also, as previously reported in Sycamore’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016, following a final determination by its board of directors with respect to the remaining non-cash assets, which primarily consisted of its investment in Tejas, Sycamore expects to make a final liquidating distribution and conclude the Dissolution period as promptly as possible following the expiration of the survival period for Sycamore’s representations and warranties and related indemnification obligations under the Purchase Agreement, which may occur as early as November 1, 2016. However, the Dissolution process and the payment of any distribution to Sycamore stockholders involve substantial risks and uncertainties. Accordingly, it is not possible to predict the timing of the completion of the Dissolution, the timing of any further distributions to stockholders or the aggregate amount of any such distributions, and no assurance can be given that the distributions will equal or exceed the estimate of net assets presented in Sycamore’s Statement of Net Assets included in Sycamore’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016, as adjusted above to account for the receipt of proceeds in connection with the sale of the Tejas shares. Sycamore will continue to analyze its estimates of liquidation expenses on an ongoing basis and determine whether further distributions of assets to its stockholders are appropriate at such times. In addition, Buyer may assert a claim for indemnification or commence litigation proceedings in connection with the Purchase Agreement. No assurance can be given that Buyer or another third party will not seek indemnification under the Purchase Agreement or otherwise commence litigation in connection with the sale of the Tejas shares prior to the conclusion of the Dissolution period, which may delay the conclusion of the Dissolution period or decrease the amount available for distribution to Sycamore’s stockholders.

Item 9.01:	Financial Statements and Exhibits

Exhibit Number	Description

2.1	Share Purchase Agreement between Samena Spectrum Co and Sycamore Networks, Inc., dated as of August 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ David Guerrera
David Guerrera President, General Counsel and Secretary (Duly Authorized Officer and Principal Executive Officer)

Dated: August 8, 2016